Exhibit 99.1

Pharmacopeia Announces Second Quarter 2008 Financial Results

Company Updates PS433540 Development Plan and Announces Additional Cost Reductions

Princeton, NJ – July 31, 2008 – Pharmacopeia (NASDAQ: PCOP) today announced results for the quarter ended June 30, 2008 and further plans related to the clinical development of PS433540.

Based on input from Key Opinion Leaders, potential corporate partners, and the investment community, Pharmacopeia announced today that it intends to pursue diabetic nephropathy as the primary indication for PS433540, the lead compound from its Dual Acting Receptor Antagonist (DARA) program. Dual Acting Receptor Antagonism is thought to have particular utility in diabetic nephropathy as emerging preclinical and clinical data support that angiotensin and endothelin work together to cause damage to the kidneys.(1)-(3) Dual blockade of angiotensin and endothelin at their respective receptors may offer additive or synergistic effects in slowing kidney disease progression.(4)

With the decision to pursue diabetic nephropathy as the primary indication for PS433540, and after fully evaluating the safety and efficacy data reported from the Phase 2a study of PS433540 for hypertension, Pharmacopeia also announced today a reduction in the number of subjects in the ongoing Phase 2b study of PS433540 in subjects with hypertension.  The objective of the Phase 2b study is to evaluate 200 mg and 400 mg of PS433540 versus placebo while also comparing efficacy and safety data to irbesartan.  Pharmacopeia expects to report upon approximately 250 patients versus the 375 patients originally planned. The decision to reduce the number of subjects in the Phase 2b study was not based on the occurrence or anticipated occurrence of adverse events.  Although data from the Phase 2b study remains blinded, the data to date has a similar safety profile to that observed in the Phase 2a trial.  Pharmacopeia expects this randomized, double-blinded, placebo and active-controlled, parallel-group, Phase 2b study in subjects with Stage 1 and Stage 2 hypertension to be completed in the fourth quarter of 2008.

“The Phase 2a study of PS433540 provided robust efficacy data in hypertension, and we are confident of its potential ability to become a novel treatment for diabetic nephropathy,” stated Joseph Mollica, Ph.D., Chairman of the Board and Interim President and Chief Executive Officer of Pharmacopeia. “Our decision to develop PS433540 for diabetic nephropathy is based on clinical fit with the mechanism of action and the level of unmet medical need for diabetic nephropathy treatments. There are approximately 3 to 4 million people in the U.S. alone with diabetic kidney disease and several times this number worldwide. About 20 to 30 percent of all patients with diabetes will develop evidence of nephropathy. We are enthusiastic about the therapeutic potential of PS433540 and the other candidates in our pipeline and will continue to consider opportunities to partner PS433540 as well as evaluate corporate strategic alternatives,” he continued.

To facilitate Pharmacopeia’s ability to progress its assets in clinical development, the company expects to further reduce its workforce in the third quarter.  In May 2008, Pharmacopeia had announced a reduction of approximately 15 percent of its workforce through attrition and termination of positions. The company will continue to fulfill its contractual commitments to its corporate partners.

As a result of its reduction in operating expenditures, Pharmacopeia expects the cash burn for the quarter ending December 31, 2008 to be approximately $10 million exclusive of restructuring related expenditures. The company expects its quarterly cash burn to be less than $10 million in 2009.  In addition to its ongoing cost saving efforts, the company believes it has a number of opportunities to generate cash, including establishing a partnership for PS433540, the continued success of its discovery efforts on behalf of partners, future development milestones and potential royalties for the several clinical candidates discovered by Pharmacopeia that are being advanced by partners such as Schering-Plough and Bristol-Myers Squibb (BMS) and, when appropriate, accessing the capital markets.

SECOND QUARTER 2008 FINANCIAL RESULTS

At June 30, 2008, Pharmacopeia had cash, cash equivalents and marketable securities of $44.4 million, compared to $71.3 million at December 31, 2007.  The cash burn for the quarter ended June 30, 2008, was $17.1 million. As of June 30, 2008, Pharmacopeia had deferred revenue of $46.2 million relating to research and development activities that are to be performed by the company subsequent to June 30, 2008.

Pharmacopeia reported a net loss of $15.6 million, or ($0.53) per basic and diluted share, for the quarter ended June 30, 2008, compared to a net loss of $6.9 million, or ($0.26) per basic and diluted share, for the quarter ended June 30, 2007. In the six months ended June 30, 2008, Pharmacopeia reported a net loss of $27.3 million, or ($0.92) per basic and diluted share, compared to a net loss of $16.9 million, or ($0.63) per basic and diluted share for the same period in 2007.

Pharmacopeia’s net revenue was $5.9 million for the quarter ended June 30, 2008, compared to $5.0 million for the quarter ended June 30, 2007, an increase of 19%.  Net revenue for the six months ended June 30, 2008 was $12.1 million, compared to $11.3 million in the six months ended June 30, 2007, an increase of 7%. These increases were primarily due to increased revenue recognized under Pharmacopeia’s agreements with Schering-Plough, GSK and BMS offset by lower milestone revenue in 2008.

Collaborative research and development expense was $7.2 million for the quarter ended June 30, 2008, compared to $5.7 million for the quarter ended June 30, 2007, an increase of 27%. For the six months ended June 30, 2008 and 2007, collaborative research and development expense increased 39% to $15.1 million, compared to $10.9 million in the prior year. These increases were primarily due to increased resources allocated to Pharmacopeia’s alliances with Schering-Plough and GSK, as well as the company’s discovery collaboration agreement with BMS that was entered into in connection with the SARM program acquisition.

Proprietary research and development expense was $9.2 million for the quarter ended June 30, 2008, compared to $5.0 million for the quarter ended June 30, 2007, an increase of 83%.  For the six months ended June 30, 2008 and 2007, proprietary research and development expense increased 44% to $18.0 million, compared to $12.5 million in the prior year. These increases were primarily due to increased costs related to clinical development studies for PS433540.

General and administrative expense increased to $4.1 million for the quarter ended June 30, 2008, compared to $2.8 million for the quarter ended June 30, 2007, an increase of 47%. For the six months ended June 30, 2008 and 2007, general and administrative expense increased 37% to $7.5 million, compared to $5.5 million in the prior year.  These increases were primarily due to severance costs incurred in connection with the resignation of the company’s former President and Chief Executive Officer. Also contributing to these increases were increased compensation costs and patent prosecution and other legal costs.

In connection with the restructuring plan the company committed to in May 2008, the company recorded a charge of approximately $1.7 million in the three and six months ended June 30, 2008, which consisted of severance and benefits costs related to the former employees affected by the reduction in force and costs associated with streamlining facilities. This charge was classified as restructuring expense in the company’s statements of operations. There were no such costs incurred in the comparable periods in 2007.

Other income for the six months ended June 30, 2008 consisted of $700 thousand the company received in connection with the assignment of certain intellectual property to a collaborator with which the company’s research activities had ceased.

SECOND QUARTER CONFERENCE CALL AND WEBCAST INFORMATION

Further details regarding Pharmacopeia’s second quarter financial results will be presented in a conference call today, July 31, 2008 at 5:00 p.m. Eastern Time.  Dr. Joseph A. Mollica, Chairman of the Board and Interim President and Chief Executive Officer; Mr. Brian M. Posner, Executive Vice President and Chief

Financial Officer; and Dr. René Belder, Senior Vice President, Clinical and Regulatory Affairs, will host the call. Forward-looking and material information may be discussed on this conference call.

Date: July 31, 2008
Time: 5:00 p.m. EDT
U.S./Canada Participants: (877) 548-7901
International Participants: (719) 325-4871
Confirmation Code: 3478659
Name of Conference: Pharmacopeia’s Second Quarter 2008
Financial Results Conference Call
Webcast information can be accessed by visiting www.pharmacopeia.com

A replay of the conference call can be accessed by dialing toll-free 888-203-1112 in the U.S., or 719-457-0820 outside the U.S.  The access code for the replay is 3478659.  Replay of the webcast will also be accessible on Pharmacopeia’s website on the Investors page at http://www.pharmacopeia.com.  The replays will be available for two weeks.

ABOUT PHARMACOPEIA

Pharmacopeia is a clinical development stage biopharmaceutical company dedicated to discovering and developing novel small molecule therapeutics to address significant medical needs.  The company has a broad portfolio of clinical and preclinical candidates under development internally or by partners including nine clinical compounds in Phase 2 or Phase 1 development addressing multiple indications including diabetic nephropathy, hypertension, muscle wasting, inflammation and respiratory disease.  The company is leveraging its fully integrated drug discovery platform to sustain the growth of its development pipeline.  Pharmacopeia has established strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, and Wyeth Pharmaceuticals. For more information please visit the company’s website at http://www.pharmacopeia.com.

Contact:
Brian M. Posner
Executive Vice President and Chief Financial Officer
(609) 452-3643
ir_pr@pcop.com

* * *

This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS433540, a product candidate from its DARA program, Pharmacopeia’s Phase 2 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s plans to develop PS178990, a product candidate from its SARM program, Pharmacopeia’s Phase 1 clinical studies with respect to PS178990, including timing and expected outcomes of such studies, Pharmacopeia’s plans to develop PS031291, a product candidate from its chemokine receptor CCR1 program, Pharmacopeia’s estimates of the market opportunities for its product candidates, including PS433540, PS178990 and PS031291, Pharmacopeia’s ability to successfully perform under its collaborations with Bristol-Myers Squibb, Cephalon, GlaxoSmithKline, Schering-Plough and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

(1)          Kohan, D. (editorial) Kidney International 1998;54:646-647

(2)          Montanari et al. Hypertension 2002;39:715-720

(3)          Bohlender et al. Hypertension 2002;39:992-997

(4)          Barton et al. Hypertension 2006;48:834-837

Tables to Follow

PHARMACOPEIA, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands, except share and per share data)

Consolidated Statements of Operations

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Revenue
Net revenue	$5,882	$4,957	$12,086	$11,306

Operating Expenses
Collaborative research and development expense	7,215	5,685	15,135	10,922
Proprietary research and development expense	9,188	5,033	17,952	12,451
General and administrative expense	4,077	2,771	7,464	5,459
Restructuring expense	1,695	—	1,695	—
Total operating expenses	22,175	13,489	42,246	28,832
Operating loss	(16,293)	(8,532)	(30,160)	(17,526)
Other income	700	—	700	94
Interest income	244	942	887	1,544
Interest and other expense	(103)	(5)	(203)	(5)
(Increase) decrease in warrant liability	(145)	638	1,461	(1,068)
Loss before income taxes	(15,597)	(6,957)	(27,315)	(16,961)
Provision for (benefit from) income taxes	2	(52)	2	(52)
Net loss	$(15,599)	$(6,905)	$(27,317)	$(16,909)

Net loss per share:
- Basic and diluted	$(0.53)	$(0.26)	$(0.92)	$(0.63)

Weighted average number of common stock shares outstanding:
- Basic and diluted	29,688,920	26,336,997	29,688,000	26,716,303

PHARMACOPEIA, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands)

Consolidated Balance Sheets

	June 30,	December 31,
	2008	2007

Cash, cash equivalents and marketable securities	$44,440	$71,315
Other assets, net	19,238	19,083
Total assets	$63,678	$90,398

Current liabilities	$35,960	$37,471
Long-term liabilities	30,127	29,843
Total stockholders’ (deficit) equity	(2,409)	23,084
Total liabilities and stockholders’ (deficit) equity	$63,678	$90,398